Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

November 8, 2010

William J. Wagner
President and Chief Executive Officer
Northwest Bancshares, Inc.
(814) 726-2140

Northwest Bancshares, Inc. Announces Termination
of Merger Agreement with NexTier Inc.

Warren, Pennsylvania.  Northwest Bancshares, Inc. (“Northwest”) (Nasdaq GS: “NWBI”) the holding company for Northwest Savings Bank, announced that its Agreement and Plan of Merger, dated May 5, 2010, with NexTier, Inc., the holding company for NexTier Bank, has been terminated.

The termination of the merger agreement was based on the expectation that the merger would not receive required approval from Northwest Savings Bank’s primary federal regulator, the Federal Deposit Insurance Corporation (“FDIC”).  As the result of a recently completed, regularly scheduled compliance examination, the FDIC criticized various components of Northwest Savings Bank’s consumer compliance program.  Northwest Savings Bank is taking steps to promptly address the issues identified by the FDIC.  Northwest Savings Bank expects to receive a formal enforcement order concerning its compliance program.  As a result of the foregoing, the FDIC requested that Northwest Savings Bank withdraw its merger application to acquire NexTier Bank, National Association.

About Northwest Bancshares, Inc. and Northwest Savings Bank

Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc., through its subsidiary Northwest Savings Bank, currently operates 171 community banking locations in Pennsylvania, New York, Ohio, Maryland and Florida.  Northwest Savings Bank is a full-service financial institution offering a complete line of retail and business banking products as well as investment management and trust services.  The Company also operates 52 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.  Northwest Bancshares, Inc.’s stock is listed on the NASDAQ Global Select Market.  Additional information regarding Northwest Bancshares, Inc. can be accessed on-line at www.northwestsavingsbank.com.

Forward-Looking Statements - This press release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancshares, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) increased regulatory scrutiny and/or restrictions on Northwest Savings Bank; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.  Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.